Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Formation of Search Committee for CEO

SAN FRANCISCO – August 2, 2023 – The Federal Home Loan Bank of San Francisco announced today that its board of directors has formed a Search Committee, chaired by Director Brian Riley, to identify a new Bank president and chief executive officer to commence in the role at the end of Teresa Bryce Bazemore’s term, which is expected to occur on March 14, 2024.

“This decision followed extensive deliberation and discussion about the Bank’s long-term goals, including the implementation and integration of strategic changes that may arise from the “FHLBank System at 100” review currently being conducted by the Federal Housing Finance Agency,” said board Chair Simone Lagomarsino. “The board recognized the critical importance of a CEO who would be engaged for the next several years to lead the organization forward and implement a vision and strategy to align with the outcome of the FHFA’s review,” Chair Lagomarsino added. “When the Federal Home Loan Bank of San Francisco Board initiated discussions with Teresa regarding a potential extension of her three-year employment agreement beyond its current expiration date of March 2024, she indicated that, due to personal and other considerations, she would like to retire in March 2025. As a result, and in consultation with Teresa, the board has decided to move forward with a search to identify a new CEO who will deliver long-term continuity and engaged leadership.”

“The Bank is grateful to Teresa for serving so successfully in this mission-driven role and for her many important contributions during her tenure. Teresa helped navigate the Bank through turbulent times, including guiding the organization through the recovery from the devastating economic impact of the pandemic as well as the recent banking crisis. Teresa has shown great passion for our mission to expand homeownership and create affordable housing opportunities across our region. She is a recognized national leader, and we thank her for her efforts and wish her the very best in all of her future endeavors. The board has the highest confidence that Teresa will continue to effectively lead the Bank during the next eight months as the search for the new CEO is conducted,” Chair Lagomarsino concluded.

During Ms. Bazemore’s tenure as CEO, the Bank initiated several initiatives, including creating the first targeted affordable housing grant program in the country, which serves Nevada, deploying over $100 million in grants to fund affordable housing since 2021, launching a pilot down payment assistance program, implementing grants for homeownership counseling services, increasing funding for the Bank’s economic development programs and launching the Racial Equity Accelerator for Homeownership in partnership with the Urban Institute.

“I respect the decision of the board and understand the desire to bring in a CEO who can commit to leading the Bank through the next phase of its evolution and development. Serving as president and CEO has been a singular privilege, and I am grateful to the dedicated team of professionals at the Bank, who deliver on our mission for our members, their customers, and the communities we serve together,” said Federal Home Loan Bank of San Francisco President and CEO Bazemore. “I appreciate the engagement by the board and look forward to working with my successor and the rest of the Bank’s management team on a smooth transition.”

“Among the most important tasks of any board of directors is ensuring that the organization continues to have strong leadership and has a thoughtful continuity plan,” said Director Riley. “We take our responsibility to find the next leader very seriously and are confident that we will be able to identify candidates with the strongest expertise, leadership skills, and integrity, who can build on the Bank’s strong record and help lead us into the future. I join Chair Lagomarsino in thanking Teresa for her important contributions to the Bank and in appreciation for her commitment to a smooth transition.”

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–propel homeownership, expand access to quality housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Media Contact:
Mary Long
Senior Director, Marketing Communications
longm@fhlbsf.com
415.616.2556